EX-99.d.2

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

June 28, 2013

Delaware Group State Tax-Free Income Trust
2005 Market Street
Philadelphia, PA 19103

     Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of Delaware Tax-Free Pennsylvania Fund (the “Fund”), a series of Delaware Group State Tax-Free Income Trust, the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 fees, taxes, interest, inverse floater program expenses, short sale and dividend interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, “nonroutine expenses”)) in an aggregate amount equal to the amount by which the Fund’s total operating expenses (excluding any 12b-1 fees, taxes, interest, inverse floater program expenses, short sale and dividend interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses) exceed 0.64% of the Fund’s average daily net assets for the period from June 28, 2013 through December 29, 2014. For purposes of this Agreement, nonroutine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board and the Manager.

     The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/ Philip N. Russo
Name: Philip N. Russo
Title: Executive Vice President & Chief Administrative Officer

Your signature below acknowledges acceptance of this Agreement:

Delaware Group State Tax-Free Income Trust

By:	/s/ Patrick P. Coyne
Name: Patrick P. Coyne
Title: President & Chief Executive Officer
Date: June 28, 2013